Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
     We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 30, 2005 relating to the consolidated financial statements of Greenfield Online, Inc., which appears in the 2004 Annual Report to Shareholders of Greenfield Online, Inc., which is incorporated by reference in Greenfield Online, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2004. We also consent to the incorporation by reference of our report dated March 30, 2005 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K.
/s/ PricewaterhouseCoopers, LLP
Stamford, Connecticut
October 21, 2005